Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended November 30, 2015

(Dollars in millions)	November 2015
Domestic Card Metrics(1)
Net charge-offs	$268
Average loans held for investment	82,949
Net charge-off rate(2)	3.87%
30+ day performing delinquencies	$2,935
Period-end loans held for investment	84,718
30+ day performing delinquency rate(3)	3.46%

International Card Metrics(1)
Net charge-offs	$19
Average loans held for investment	8,162
Net charge-off rate(2)	2.75%
30+ day performing delinquencies	$239
Nonperforming loans	59
Period-end loans held for investment	8,220
30+ day performing delinquency rate(3)	2.90%
Nonperforming loan rate(4)	0.71

Auto Metrics
Net charge-offs	$70
Average loans held for investment	41,357
Net charge-off rate(2)	2.03%
30+ day performing delinquencies	$2,604
Nonperforming loans	203
Period-end loans held for investment	41,344
30+ day performing delinquency rate(3)	6.30%
Nonperforming loan rate(4)	0.49
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.